EXHIBIT 99.1

Contact: John Pentony
Medizone International, Inc.
Telephone: (415) 331-0202
Email: j.pentony@medizoneint.com

Medizone International announces the appointment of a new Chairman and Interim CEO

San Francisco, CA. February 27, 2017 – Medizone International, Inc. (OTCQB: MZEI), the developer of AsepticSure®, the only EPA cleared hospital room disinfection technology that combines ozone and hydrogen peroxide to achieve unprecedented kill rates of bacteria and viral pathogens, announced today the appointment of David A. Esposito as Chairman of the Board and interim Chief Executive Officer.

Effective March 1, 2017, Edwin Marshall, current Chairman and CEO, will step down from leadership of the company and will become an advisor to the Chairman through this period of transition.

“It has been an honor to lead Medizone International for the last 20 years,” commented Ed. “As we continue to position the Company as an increasingly commercially focused organization, we are very pleased to have David become our Chairman and interim CEO.  David has been an active Director of the Company since 2014 and given his leadership experience and knowledge of our business, we are confident in his ability to lead the organization through this transition into greater commercial success.”

In late 2016, AsepticSure was cleared by the US Environmental Protection Agency for entry into the United States market.  The Company has been preparing for a significant entry into the market given the growing need for effective technologies that are capable of breaking the hospital acquired infection cycle.

“On behalf of our employees, the board, and shareholders, I want to thank Ed for his leadership and commitment to the Company.  It has been Ed’s leadership and perseverance over the years that has positioned us for commercial success at this time,” commented David Esposito.  “I look forward to leading the Company through this transition as we build our commercial team to launch AsepticSure in the US and other key markets.  I would also like to recognize the effort and commitment of Dr. Michael Shannon, President and Director of Medical Affairs.  Dr. Shannon will play a critical role as we translate the clinical utility of AsepticSure into commercial success.”

Medizone continues to execute on plans to increase manufacturing, technical service and support, and lead generation channels to secure initial US customers for AsepticSure.  The near term priority market is the United States while the Company continues to support sales and distribution channels in several other markets across the globe.

The company will hold a conference call on Thursday, March 2, 2017 at 10:00 AM EST to discuss the transition and the commercial strategy moving forward.  Call in details and presentation materials will be made available on the company’s website prior to the call (www.medizoneint.com).  Please submit questions to be addressed on the call to John Pentony, Investor Relations (j.pentony@medizoneint.com).

About Medizone International, Inc.

Founded initially in 1986 to develop treatments for lipid-enveloped viruses, Medizone International, Inc. shifted focus in 2007 in response to the increased prevalence and awareness of hospital acquired infections.  The Company developed the AsepticSure system to combine anti-oxidant gases (O3 and H202) to produce unique free radicals (H2O3 known as trioxidane) with higher anti-oxidant potential than ozone or hydrogen peroxide alone. After securing broad IP protection for the use of trioxidane for both healthcare facility disinfecting systems and bioterrorism applications, the company released its AsepticSure system for use in Canada, and several other global markets. With EPA approval in late 2016, the company is now prepared to expand into the U.S. market.

Safe Harbor Statement
This press release contains forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, government regulation, manufacturing and marketing risks, adverse publicity risks, risks associated with our entry into the US and other markets, expansion and operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

For press information on Medizone International, please contact:
John Pentony, Investor and Media Relations
Medizone International, Inc.
T: 01 415 331-0202
E: j.pentony@medizoneint.com

For more information, visit:
http://www.medizoneint.com
Email: operations@medizoneint.com